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                                                                                        [NAVARRE CORPORATION LOGO]

For Additional Information:
Jim Gilbertson, VP/Chief Financial Officer                    Cary Deacon, COO, Publishing & Licensing
763-535-8333                                                  763-535-8333
jgilbert@navarre.com                                          cdeacon@navarre.com

Joyce Fleck, VP Marketing
763-535-8333
jfleck@navarre.com
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NAVARRE CORPORATION APPOINTS TIMOTHY R. GENTZ TO SERVE AS A BOARD DIRECTOR



     MINNEAPOLIS, MN -- May 25, 2004 -- Navarre Corporation (Nasdaq: NAVR), a leading publisher and distributor of a broad range of home entertainment and multimedia software products, today announced that on May 20, 2004, the Company's board has appointed Timothy R. Gentz, to serve as a director. He serves as an independent board member, under the same rules and regulations by which all of the Navarre's independent members serve.



     Mr. Gentz has been appointed to serve on both the Governance and Audit Committees of the board.



     Under the bylaws of the Company, Mr. Gentz will serve until Navarre's next annual shareholders' meeting, at which time he will stand for election by the shareholders.



Mr. Gentz has over 28 years of business leadership experience. Most recently, he served as CFO and COO for Gulf South Medical Supply, a subsidiary of PSS World Medical. During that time, Gentz was responsible for multiple distribution centers across the country, for all financial functions as well as managing its 650 employees. PSS World Medical is one of the nation's largest suppliers of medical products to the physician office and long-term care market. Mr. Gentz also served as a strategic planning officer for Gulf South Medical Supply. Prior to that, Mr. Gentz served as owner and CEO of James Phillips Company.

Eric Paulson, Chairman and CEO, Navarre, commented on this appointment, "Tim's vast experience in financial and distribution management will serve Navarre's board well as we continue to move the Company forward. He is an excellent addition and adds complimentary skills to our existing board of directors."

The appointment of Mr. Gentz increased Navarre's board to 9 directors, 5 of which are independent.

ABOUT NAVARRE
     Navarre Corporation (NASDAQ: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content. The company operates under two business divisions; Distribution Services which includes PC software, video games, CD audio and DVD video; Publishing which includes Encore. Based in Los Angeles, CA, Encore is a majority-owned subsidiary of Navarre Corporation (NASDAQ: NAVR), and a leading interactive publisher in the PC CD-ROM and videogame markets. As a result of strategic relationships, the company publishes PC titles or compilations in major software categories from productivity to education. BCI Eclipse, a wholly-owned subsidiary of Navarre Corporation, provides niche DVD video and audio products. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web sites at www.navarre.com.



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